UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Barbara J Desoer
   Bank of America Corporation
NC1-007-57-02
   NC, Charlotte 28255
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   1/3/2003
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Consumer Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |1/3/ 2|F   | |177               |D  |           |10881              |D     |                           |
                           |003   |1   | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |771                |I     |Spouse                     |
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Common Stock               |      |    | |                  |   |           |5155.845           |I     |Thrift Trust               |
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Common Stock               |      |    | |                  |   |           |2638.065           |I     |Thrift Trust-Spouse        |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option, Right to buy  |$48.4375|     |    | |           |   |     |01/03|Common Stock|       |       |105000      |D  |            |
                      |        |     |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right to buy  |$48.4375|     |    | |           |   |     |01/03|Common Stock|       |       |1200        |I  |Spouse      |
                      |        |     |    | |           |   |     |/2010|            |       |       |            |   |            |
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Option, Right to Buy  |$53.28  |     |    | |           |   |     |01/31|Common Stock|       |       |180000      |D  |            |
                      |        |     |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right to Buy  |$53.28  |     |    | |           |   |     |01/31|Common Stock|       |       |1200        |I  |Spouse      |
                      |        |     |    | |           |   |     |/2011|            |       |       |            |   |            |
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Option, Right to Buy  |$61.36  |     |    | |           |   |     |2/01/|Common Stock|       |       |210000      |D  |            |
                      |        |     |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right to Buy  |$48.4375|     |    | |           |   |     |1/02/|Common Stock|       |       |180         |I  |Spouse      |
                      |        |     |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option (Right to Buy) |$36.7011|     |    | |           |   |     |08/05|Common Stock|       |       |13775       |D  |            |
                      |        |     |    | |           |   |     |/2006|            |       |       |            |   |            |
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Option (w/LSAR) (Right|$95.4401|     |    | |           |   |     |05/22|Common Stock|       |       |50696       |D  |            |
 to Buy)              |        |     |    | |           |   |     |/2007|            |       |       |            |   |            |
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Option (w/LSAR) (Right|$71.5801|     |    | |           |   |     |05/22|Common Stock|       |       |33382       |D  |            |
 to Buy)              |        |     |    | |           |   |     |/2007|            |       |       |            |   |            |
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Option (W/LSAR) (Right|$63.6267|     |    | |           |   |     |05/22|Common Stock|       |       |31345       |D  |            |
 to Buy)              |        |     |    | |           |   |     |/2007|            |       |       |            |   |            |
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Option,Right to Buy   |$50.70  |     |    | |           |   |     |5/22/|Common Stock|       |       |45377       |D  |            |
                      |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right to Buy  |$73.29  |     |    | |           |   |     |5/18/|Common Stock|       |       |204         |D  |            |
                      |        |     |    | |           |   |     |2003 |            |       |       |            |   |            |
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Option, Right to Buy  |$73.29  |     |    | |           |   |     |5/18/|Common Stock|       |       |204         |I  |Spouse      |
                      |        |     |    | |           |   |     |2003 |            |       |       |            |   |            |
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Option, Right to Buy  |$60.50  |     |    | |           |   |     |1/03/|Common Stock|       |       |360         |I  |Spouse      |
                      |        |     |    | |           |   |     |2004 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Disposition of shares to the issuer to satisfy the tax withholding obligation associated with the vesting of restricted stock which is exempt under Rule 16b-3(e).